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                                                                   Exhibit 10.17

                              EMPLOYMENT AGREEMENT


         AGREEMENT entered into this 23rd day of December, 1997, by and between Warren Five Cents Savings Bank, a Massachusetts savings bank with its principal office in Peabody, Massachusetts (hereinafter referred to as the "Bank,"), and John R. Putney, of Beverly, Massachusetts (hereinafter referred to as "Putney").

         Whereas, the Bank is a wholly-owned subsidiary of Warren Bancorp, Inc. (the "Company"); and

         Whereas, the Bank desires to retain the services of Putney as its President and Chief Executive Officer effective January 1, 1998;

         Whereas, Putney is willing to serve in such capacities.

         Now therefore, in consideration of the mutual covenants herein expressed, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledge, the parties hereto hereby agree as follows:

         1. Employment. The Bank hereby confirms its continued employment of Putney and Putney hereby accepts such continued employment, subject to the terms and conditions set forth in this Agreement.

         2. Capacity and Performance. During the term hereof Putney shall serve as the Bank's President and Chief Executive Officer. In addition, Putney shall also serve the Bank or the Company in such additional offices as the Board of Directors of the Bank may reasonably request. During his employment hereunder, Putney shall devote his full business time and his best efforts to the advancement of the interests of the Bank and to the discharge of his responsibilities under this Agreement. However, nothing contained herein shall prohibit Putney from lecturing or serving as an officer or member of any professional association or professional board, or maintaining membership in or participating in private, social or civic endeavors that do not conflict with, interfere with or distract Putney from his employment by the Bank.

         3.       Term.

                  a. Subject to earlier termination as hereinafter provided, Putney's employment hereunder shall be for an initial two (2) year term commencing on January 1, 1998.

                  b. On January 1, 1999 and on each subsequent January 1 thereafter, this Agreement and all of its terms and conditions shall be automatically extended for an additional one (1) year period unless thirty (30) day's written notice of non-
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extension is given by either party for any reason whatsoever or for no reason;
the intent of this provision being that unless notice of non-extension is given, the remaining term of this Agreement on any January 1 shall be two (2) full years.

                  c. For purposes of this Agreement, a "Non-Hostile Change of Control" shall be deemed to have occurred upon (I) the occurrence of any of the following: (A) a change in control which the Company would be required to report in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission (or any successor regulatory entity) pursuant to the 1934 Act (or any successor Act) which are of similar effect; (B) when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a "beneficial owner" (as such term is defined in Rule 13d03 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of Directors of the Company; (C) the sale, transfer or other disposition of all or substantially all of the assets of the Company to another person or entity; (D) the election of Directors of the Company equal to one-third or more of the total number of Directors then in office who have not been nominated by the Company's Board of Directors or a committee thereof; or
(E) the signing of an agreement, contract or other arrangement providing for any of the transactions described above; and (ii) the Board of Directors of the Company has consented to such event by a two-thirds vote of all of the members of such Board of Director who were Directors on the date hereof or on the date of any extension hereof.

                  d. In the event of a Non-Hostile Change of Control, the term of this Agreement shall be automatically converted to a term of three (3) years from the date o the consummation of such Non-Hostile Change of Control. On the first anniversary of the date of the consummation of such Non-Hostile Change of Control and each subsequent anniversary thereafter, this Agreement and all of its terms and conditions shall be automatically extended for an additional one
(1) year period unless thirty (30) days' written notice of non-extension is given by either party for any reason whatsoever or for any reason; the intent of this provision being that unless notice of non-extension is given, the remaining term of this Agreement on any such anniversary shall be three (3) full years.

         4.       Compensation.

                  a. For the first year of this Agreement, beginning January 1, 1998, the Bank shall pay Putney a base salary of one hundred eighty-two thousand dollars ($182,000) per year, payable in equal, bi-weekly installments, subject to all federal and state tax withholding.

                  b. The Bank shall consider base salary increases and bonuses for Putney no less frequently than annually, taking into account Putney's performance,


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compensation paid to others in comparable positions, and genera inflation in the national and local economy.

                  c. Putney shall be entitled to participate to the extent determined by the Bank's Board of Directors in any current or future stock option plan or plans which the Bank may establish for its employees.

         5.       Benefits and Vacation.

                  a. The Bank shall provide Putney with such pension, welfare and other benefits as are provided to other senior executives of the Bank and any other benefits that the parties agree may be necessary or appropriate to Putney's position as President and Chief Executive Officer. Such benefits are currently described on the attached Schedule A. All such benefits shall be reviewed annually during the term of this Agreement and may be increased if determined appropriate by the Bank's Board of Directors.

                  b. Putney shall be entitled to four (4) weeks of paid vacation each year.

         6. Reimbursement of Business Expenses. The Bank will reimburse Putney for all reasonable business expenses incurred or paid by him related to his activities on behalf o the Bank as its President and Chief Executive Officer, subject to such reasonable substantiation and documentation as may be required by the Bank.

         7. Insurance. The Bank shall cause Putney to be named, if he has not previously been so named, as an additional insured on its general liability insurance and directors' and officers liability insurance policies to the same extent as other senior officers of the Bank are so named. The Bank's obligations under this paragraph 7 shall be subject to Putney's compliance with any conditions of such insurance imposed on the insured or insured persons, not including the obligation to pay premiums. Putney shall promptly notify the Board of Directors of the Bank of any actual or threatened claim arising out of or as a result of his employment by the Bank.

         8. Disability. If Putney shall be disabled as defined below, the Board of Directors of the Bank may remove Putney from his positions with the Bank and the Company for the remainder of the term of this Agreement or during the period of such disability. Notwithstanding such removal, the Bank shall continue to pay Putney his full base salary (less any disability pay or sick pay which Putney receives under the Bank's policies) for the remainder of the term of this Agreement. In addition, the Bank shall, during the remaining term of this Agreement, continue to pay premiums for all health and life insurance policies then in force and for all disability insurance policies not then paying benefits, and Putney shall continue to participate in and receive all other


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pension and welfare benefits provided to him prior to his disability. Putney shall be considered disabled hereunder if he is unable to perform the essential functions of President and Chief Executive Officer of the Bank, either with or without reasonable accommodation, due to illness and/or injury and if such inability continues or is reasonably expected to continue for a period of more than 40 consecutive working days. If any questions shall arise as to whether Putney is disabled, Putney may, and at the request of the Bank shall, submit to the Bank a certification in reasonable detail by his physician as to whether Putney is disabled to how long such disability is expected to continue, and such certification shall, for the purposes of this Agreement, be conclusive of the issue. Nothing in this Section shall be construed to constitute a waiver of Putney's rights, if any, under existing law, including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601, et seq. And the American with Disabilities Act U.S.C. Section 12101 et seq.

         9.       Termination by the Bank.

                  a. The Bank may, in its discretion, by majority vote of the Board of Directors, terminate Putney's employment at any time, without cause.

                  b. In the event that the Bank gives timely notice of non-renewal of this Agreement pursuant to paragraph 3(b) or (d), Putney's employment shall be terminated at the expiration of the Agreement's then current term.

                  c. In the event that Putney's employment is terminated by the Bank pursuant to either subparagraph (a) or (b) above, the Bank shall pay Putney upon his termination of employment, as an agreed-upon termination sum, a lump sum payment equal to the unpaid portion of his base salary due for the remainder of the term of this Agreement plus the amount of any bonus specifically determined and approved by the Executive Committee of the Board of Directors but not yet paid. Putney shall not be required to be present at the Bank or to perform any duties for the Bank in order to be entitled to such payment.

                  d. Notwithstanding the foregoing, if Putney's employment is terminated by the Bank because of (i) fraud or other material dishonesty by Putney with respect to the Bank or any of its affiliates, (ii) the commission by or indictment of Putney for a felony, (iii) Putney's material disregard of his duties hereunder, or (iv) his gross negligence or willful misconduct in the performance of those duties, then he shall be entitled to be paid any accrued but unpaid base salary, as of the date of his termination.

         10.      Termination by Putney for Cause.

                  a. If the nature or scope of Putney's duties, authority, responsibilities, powers, circumstances of employment or functions are changed significantly without his consent from the duties, authorities, responsibilities, powers, circumstances of


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employment or functions normally exercised by or enjoyed by a President and
Chief Executive Officer, or if the Bank alters Putney's authority, powers, functions, responsibilities, circumstances of employment, or duties so as to prevent him from performing effectively the duties normally carried out by a President or Chief Executive Officer, then Putney may, at his option, invoke the provisions of this paragraph 10 and terminate this Agreement by delivering notice in writing to the Chairman of the Board of Directors (the "Chairman") at least sixty (60) days prior to the date of termination setting forth the cause for exercising the provisions of this paragraph 10.

                  b. If the Bank does not remedy said cause to Putney's satisfaction before the expiration of said sixty (60) day period, Putney's employment shall be considered terminated under the terms of this paragraph 10 as of the first day following the expiration of said sixty (60) day period, and the Bank shall pay Putney upon such termination of employment as an agreed-upon termination sum, a lump sum payment equal to the unpaid portion of his base salary due for the remainder of the term of this Agreement plus the amount of any bonus specifically determined and approved by the Executive Committee of the Board of Directors but not yet paid. Putney shall not be required to be present at the Bank or to perform any duties for the Bank in order to be entitled to such payment.

         11. Termination by Putney Without Cause. Putney shall have the right to terminate this Agreement for any reason other than those described in paragraph 10 above upon ninety (90) days' written notice to the Bank. At the end of such ninety (90) day period the rights, duties and obligations hereunder of both parties to this Agreement shall cease, provided, however, that the Bank shall be obligated to pay to Putney any accrued but unpaid base salary as of the date of his termination plus the amount of any bonus specifically determined and approved by the Executive committee of the Board of Directors but not yet paid.

         12. Termination Due to Putney's Death. This Agreement shall be terminated upon the death of Putney and the rights, duties and obligations hereunder of both parties to this Agreement shall thereupon cease, provided, however, that the Bank shall pay to Putney's estate any accrued but unpaid base salary, as of the date of his death plus the amount of any bonus specifically determined and approved by the Executive Committee of the Board of Directors but not yet paid.

         13. Effect on Special Termination Agreement. Reference is hereby maid to that certain Special Termination Agreement made as of May 17, 1989 by and among Warren Bancorp, Inc., a Delaware corporation, the Bank, and Putney(the "Special Termination Agreement"). Subject to Section 14 herein, the terms of this Agreement are not meant to supercede or conflict in any way with any of the terms of the Special Termination Agreement.


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         14.      Limitation on Termination Payments.

                  a. Reference is hereby made to Section 4999 and Section 180G of the Internal Revenue Code, relating to certain parachute payments. It is the intention of Putney and of the Bank that if Putney receives or becomes entitled to any payments hereunder which would subject Putney to any tax under
Section 4999 or any successor section (such tax hereinafter referred to as the "Section 4999 Tax," and such payments hereinafter referred to as "Parachute Payments"), Putney shall not bear the financial burden of the Section 4999 Tax resulting from Parachute Payments which are less than five hundred forty six thousand dollars ($546,000.00), i.e., three times his beginning salary hereunder. Accordingly, if a Parachute Payment is made to Putney, the Bank shall pay to Putney, as an additional amount due hereunder, that amount which, after subtracting (i) the Section 4999 Tax on such additional amount, and (ii) Putney's ordinary federal and state income taxes and employment taxes on such additional amount, will equal the difference between the Section 4999 Tax payable by Putney (not including the Section 4999 Tax imposed on such additional amount) and the Section 4999 Tax which would be payable by Putney if his Base Amount (as defined under Section 280G of the Internal Revenue Code or any successor section and regulations thereunder) were equal to one hundred eighty two thousand dollars ($182,000.00).


                  b. Once Putney's Base Amount exceeds $182,000.00, if any Parachute Payments are payable hereunder, then such payments shall be reduced if necessary to insure that the total amount of payments remaining for Putney after subtracting (I) the ordinary federal and state income taxes and employment taxes payable by Putney, (ii) the Section 4999 Tax payable by Putney, and (iii) the amount reimburseable by Putney, if any, pursuant to paragraph (c) below, is maximized. To the extent that payments exceeding the amount determined by the foregoing sentence have been paid, such excess payments shall be considered as a loan to Putney from the Bank, and shall be repaid by Putney with interest thereon, if necessary, calculated at the Applicable Federal Rate determined under Section 1274(d) of the Internal Revenue Code, compounded annually, or at any other rate as may be required, in order that no such payments shall exceed the amount determined by the foregoing sentence. All calculations relating to this paragraph shall be made by the Bank's independent public accountant immediately prior to the change of control and shall be subject to the approval of Putney.


                  c. Once Putney's Base Amount exceeds $182,000, if any Parachute Payments are paid hereunder, Putney shall reimburse the Bank for the amount of additional federal tax the Bank or the Company incurs as a result of the loss of a federal tax deduction for such payment of Parachute Payments under
Section 280G, or any successor section, and the Bank may, in its discretion, withhold from any such Parachute Payments made hereunder an amount necessary to effect such reimbursement.


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         15.      Non-Competition. The provisions of this paragraph 15 shall apply only if Putney resigns from his position and terminates this Agreement in accordance wit paragraph 11 hereof. The provisions of this paragraph 15 shall not if Putney resigns pursuant to paragraph 10 or if the Bank fails to renew this Agreement or terminates this Agreement pursuant to paragraph 9. If this paragraph applies, Putney agrees that he will not, for a period of one (1) year following his termination of employment, directly or indirectly, solicit any customer of the Bank on behalf of any business entity engaged in the banking or mortgage lending business or encourage any customer of the Bank to terminate or otherwise modify adversely its business relationship with the Bank. In the event that Putney breaches, or proposes to breach, any of the provisions of this paragraph 15, the Bank shall be entitled to an injunction or other appropriate equitable relief to restrain any such breach.

         16. Successors. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, successors and assigns.

         17. Notices. All notices required under this Agreement shall be sufficient if made by certified or registered mail, return receipt requested, delivered to the then residence of Putney and to the Bank in care of the Chairman at his then residence.

         18. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

         19. Applicable Law. This Agreement shall be construed under the laws of the Commonwealth of Massachusetts.

         20. Arbitration. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall be determined and settled by arbitration in Boston, Massachusetts, pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association. Any award rendered therein shall be final and binding on all parties hereto and judgment may be entered thereon in any court of appropriate jurisdiction. Each party shall bear its own costs and expenses in connection with any such arbitration. Notwithstanding the foregoing, this provision shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate.

         21. Waiver. No waiver by any party of any right on any occasion shall be construed as a bar to or waiver of any right or remedy on any future occasion.

         22. Rights Under Employee Benefit Plans. Nothing in this Agreement shall be construed to affect the Putney's rights as a former employee or the rights of his heirs or his beneficiaries under any employee benefit plan of the Bank or the Company.


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         IN WITNESS WHEREOF, the parties hereto have hereunto affixed their hands and seals as to the date first set forth above.


WARREN FIVE CENTS SAVINGS BANK


By: ____________________________           __________________________________
    Stephen G. Kasnet                      John R. Putney


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                                   SCHEDULE A

                                    BENEFITS


         1. Bank Vehicle. Putney shall have the use of a Bank-leased vehicles. the Bank shall pay all lease and maintenance costs for such vehicle; provided, however, that any monthly lease payment in excess of six hundred dollars ($600) shall be paid by Putney.

         [List specific benefits]

         X. Other Benefits. Putney shall be entitled to any and all other standard employee benefits not listed in this Schedule A as are in accordance with the then practice and policy of the Bank with respect to its senior executives.


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                             SCHEDULE A (CONTINUED)


X.       Other Benefits.

         1.       Medical Insurance
         2.       Group Life Insurance
         3.       Long Term Disability Insurance
         4.       Business Travel Insurance


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